                                                                      EXHIBIT 11

TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING
AT PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE
QUARTER AND NINE-MONTH PERIOD ENDED DECEMBER 31, 1994


                                 Quarter Ended     Nine Months Ended
                               December  31, 1994  December  31, 1994
                               ------------------  ------------------

Net Earnings (in thousands)           $    11,698         $    37,466
                               ==================  ==================

Computation of weighted
average number of shares
outstanding:

  Issued: 53,191,783 shares

  Weighted average shares
   outstanding                         53,160,645          53,104,620

  Add: Incremental shares
       applicable to stock
       options                            252,635             303,010
                               ------------------  ------------------


  Weighted average common
  shares & equivalents                 53,413,280          53,407,630
                               ==================  ==================
 Primary and fully diluted
 earnings per common share            $       .22         $       .70
                               ==================   =================
